EXHIBIT 10.D(C)


                          SECOND SUPPLEMENTAL AGREEMENT


            SECOND SUPPLEMENTAL AGREEMENT dated as of the 15th day of March, 1995, between THE BANK OF NEW YORK as trustee under the will of Harold D. Uris, deceased, having an office at 48 Wall Street, New York, New York 10286 (hereinafter called "Landlord"), and COLGATE-PALMOLIVE COMPANY, a Delaware corporation, having an office at 300 Park Avenue, New York, New York 10022 (hereinafter called "Tenant").

                              W I T N E S S E T H:

      WHEREAS:

            A. Landlord and Tenant have heretofore entered into a certain lease dated August 15, 1978 (such lease, as the same has been amended by First Supplemental Agreement dated as of January 1, 1989 and as may hereafter be amended, is hereinafter collectively called the "Lease"), with respect to entire Floors through 2-18, inclusive, 22 and 25 in their entirety, together with a portion of space in the ground floor receiving area comprised of approximately 161 square feet (hereinafter called the "Premises") in the building (hereinafter called the "Building") known as 300 Park Avenue, New York, New York for a term (the "Initial Term") ending on June 30, 2000 (the "Term Expiration Date"), or on such earlier date upon which said term may expire or be terminated pursuant to any conditions of limitation or other provisions of the Lease or pursuant to law;

            B. The parties hereto desire further to modify certain provisions of the Lease with respect to the Initial Term thereof, on terms and conditions more particularly hereinafter set forth in this Agreement; and

            C. Tenant desires to extend the term of the Lease beyond the Term Expiration Date for the entire portion of the Premises less the Optional Space (hereinafter defined), and Landlord has agreed so to extend the term of the Lease, provided certain provisions of the Lease in effect during the Initial Term shall be modified for the period of the New Lease Term (hereinafter defined) on terms and conditions more particularly hereinafter set forth.

            D. Tenant desires the right to elect, upon notice more particularly described herein, to extend the term of the Lease to all or a portion of the Optional Space, and Landlord has agreed to grant such right on terms and conditions more particularly described herein.

            NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto hereby modify the Lease as follows:

            1. All terms defined in the Lease shall, unless otherwise defined herein, have the same meaning ascribed to them in the Lease.

            2. Effective as of the date hereof, the term granted by the Lease with respect to the Premises less the Optional Space is hereby extended (the "New Lease Term") upon and subject to the covenants, agreements, terms, provisions and conditions of the Lease (and subject to the modifications thereof herein contained) so that the extended term shall commence on July 1, 2000 (the "New Lease Commencement Date" and expire on June 30, 2010 (the "New Lease Expiration Date") or on such earlier date upon which said term (as so extended) may expire or be terminated pursuant to any of the conditions of limitation or other provisions of the Lease or pursuant to law, all (except as otherwise may be provided in this Second Supplemental Agreement) with the same force and effect as if said term (as so extended) were the term initially granted by the Lease but, unless herein otherwise expressly provided, nothing herein contained shall operate to extend the period for which the term of the Lease may be further renewed, or extended, pursuant to any option granted to Tenant thereby.

            Landlord and Tenant agree that for all purposes of this Lease in the New Lease Term exclusively, the term "Premises" shall be deemed to refer to the Premises together with so much of the Optional Space, if any, as shall be the subject of Tenant's Option Notice (hereinafter defined), as if such Optional Space had been the subject of the term extension herein granted.

            3. Effective as of the date hereof and for the remainder of the term, Section 3.04 is hereby modified by (i) the deletion of the phrase "a receiving television aerial on the roof of the Building" in the third line of said Subsection, and the insertion of the words, "Microwave dish of dimensions, placement on the roof of the Building and wiring configuration connected to the Premises as shall be satisfactory in all respects to Landlord in the exercise of its reasonable discretion, at the sole cost and expense of Tenant" in lieu thereof, (ii) the deletion of the phrase "occupying space above the first floor" in the tenth line of said Subsection and (iii) the addition of the following phrase after the phrase "vending machines," in the eighth line of said
Subsection: "and a mailroom, a word processing center, a reproduction and copying facility (each of which shall be exclusively for Tenant's use, notwithstanding any other provision of this Lease to the contrary contained)."
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            In addition to the foregoing, effective as of the date hereof and for the remainder of the term, Section 3.04 is hereby modified by the addition of the following as the final sentence of such section:

                 "In the event Tenant shall elect to place a microwave dish on the roof, Tenant's placement and operation therefor shall be without charge to Landlord; however, Tenant shall have the exclusive obligation to pay any and all charges, fees or taxes of any kind imposed from time to time by any governmental authority in connection with the placement or operation of a microwave dish. In addition, in the event such installation and operation shall subject the Building to any special assessment or increase in real property taxes, Tenant shall have the exclusive obligation to pay such assessment or tax increase. Tenant covenants and agrees to remove the installed apparatus and any related equipment or wiring upon the expiration or sooner termination of the Lease or the discontinuance of use of the microwave dish, which ever occurs first."

            4. Effective as of the date hereof and for the remainder of the term of the Lease, Section 3.05(a) is hereby modified by the addition of the following provisions at the end of such subsection:

                 In the event that Tenant elects to install an information desk in the lobby of the Building pursuant to Tenant's right under this
            Section 3.05(a), nothing herein contained shall be deemed to cause Landlord to be in breach of Tenant's aforesaid right and license with respect to the information lobby desk in the event that the preparation, undertaking and completion of the Base Building Improvements (hereinafter defined) shall require the relocation or reconfiguration of the information lobby desk or the temporary cessation of operations thereof in connection with the completion of such renovations. Landlord's approval as to the size, format, location, signage or promotional material erected at Tenant's information lobby desk shall be required, which approval shall not be unreasonably withheld or delayed. To the extent reasonably possible, Landlord shall confine all work involving Tenant's lobby information desk (if installed) and the lobby information desk currently serving the Premises, to times other than from 8:00 a.m. to 6:00 p.m. on business days, provided that Landlord's compliance herewith shall not result in excessive cost increases or unreasonable delays in completion of lobby renovation work. Landlord shall perform such repairs, alterations or renovations to the information desks with all due diligence and otherwise take such action as may be necessary to minimize the period during which use of the lobby information desks are interrupted or interfered with and shall make such renovations in conformance with the plans for the Base Building Improvements.

                  Subject to the provisions hereof, Landlord covenants to
            maintain and continue to operate the information desk currently installed in the lobby of the Building through the remainder of the term of the Lease.

                  Tenant shall have an irrevocable right and license during the term of this Lease to install, maintain and remove, at Tenant's expense, a bank of its corporate phones serving the Premises in the lobby of the Building at a location and design selected by Tenant, and reasonably acceptable to Landlord."

            5. Effective as of the date hereof and for the remainder of the term, Section 11.01 is hereby deleted and the following provision shall be substituted in its place and stead:

                  "Section 11.01. Except as otherwise expressly provided in this
            Lease, any bills, statements, consents, notices, demands, requests, default notices or other communications given or required to be given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (against a signed receipt) or if sent by express, registered or certified mail (return receipt requested), or by Federal Express or other nationally recognized delivery service, addressed:

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            if to Tenant (a) at Tenant's address set forth in this Lease, Attn:
            Real Estate Vice President and Attn: Office of General Counsel, or
            (b) at any place where Tenant or any agent or employee of Tenant may be found if mailed subsequent to Tenant's vacating, deserting, abandoning or surrendering the Premises, in each case with a copy to Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022, Attn: Wallace L. Schwartz, Esq., or

            if to Landlord (x) at Landlord's address set forth in this Lease,
            Attn: Roy A. Weydig, Vice President and with copies to (y) Donovan Leisure Newton & Irvine, 30 Rockefeller Plaza, New York, New York 10112, Attn: Arthur J. Mahon, Esq. and Attn: Joseph J. Onufrak, Esq. and (z) each mortgagee and ground lessor of Landlord which shall have requested same, by notice given in accordance with the provisions of this Article at the address designated by such mortgagee or ground lessor, or to such other address(es) as Landlord, Tenant or any mortgagee or ground lessor of Landlord may designate as its new addresses for such purpose by notice given to the other in accordance with the provisions of this Article. Any such bill, statement, consent, notice, demand, request or other communication shall be deemed to have been rendered or given on the date when it shall have been hand delivered (against a signed receipt) or three (3) business days from when it shall have been mailed as provided in this Article.

            6. (i) Effective as of the date hereof and for the remainder of the term, Section 17.02(c) shall be deemed modified by adding thereto the following sentences at the end of such section:

                 "Subject to the provisions of Section 17.12, nothing herein contained shall be construed to authorize Tenant to assume any responsibility or to grant to Tenant any right to perform window cleaning services in the Premises. In the event Tenant shall elect to assume certain cleaning services in the Initial Term, notwithstanding the equitable adjustment of the fixed rent provided herein for the cleaning of the Premises, Tenant shall continue to be obligated to pay the Tenant's Proportionate Share of the cost of services provided by the cleaning services contractor for the common areas of the Building, which payment is made by Tenant as additional rent pursuant to Section 26.05 of the Lease.

                  In the event Tenant shall elect to assume certain cleaning services during the New Lease Term, and continuing through the remainder of the term, then in addition to the equitable adjustment to the fixed rent provided herein, for all calculations of Tenant's payments of Operating Expenses with respect to periods after the effective date of the termination of Landlord's cleaning services, Landlord's cost of such cleaning services with respect to the Premises (exclusive of window cleaning, common area cleaning and any and all other services rendered by the cleaning contractor other than the cleaning of the Premises) shall be excluded from Operating Expenses both for the Base Year and for each Operational Year (or partial Operational Year) after the date of such termination (taking into account any differences in services rendered under the cleaning contract for the Base Year and the Operational Years thereafter). Landlord agrees to grant Tenant reasonable access to Landlord's books and records for the purpose of verifying the adjustment made to Operating Expenses resulting from the termination of cleaning services, and to have and make copies of any and all bills and vouchers relating thereto."

                  (ii) Effective as of the date of substantial completion of the
            Base Building Improvements as contemplated under the Retrofit Report (as such terms are hereinafter defined), and for the remainder of the term of the Lease, Section 17.03 shall be deemed modified by the deletion of the following sentences:

                  "Landlord represents that the air conditioning systems
            referred to in this Section 17.03 is capable of providing interior conditions of 78 degrees F. dry bulb and 50 percent relative humidity when outside conditions are 95 degrees F. dry bulb and 75 degrees F. wet bulb, and 70 degrees F. dry bulb (minimum) when outside conditions are 0 degrees F. dry bulb; with fresh air provided in a quantity not less than .35 cubic feet per minute per square foot of Tenant's floor area. The foregoing specifications are based upon an average occupancy of not more than one person per 100 square feet, and upon a combined lighting and standard electrical load not to exceed 4 watts per square foot"; and by adding thereto the following sentence in its place and stead, "Landlord represents and warrants that the systems providing heating, ventilation and air conditioning to the Premises shall, at all times, meet the specifications set forth on Schedule 17.03 attached hereto and made a part hereof (the "HVAC Schedule")."

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                  (iii) Effective as of the date hereof and for the remainder of the term of the Lease, Section 17.06 is hereby deleted and the following provision shall be substituted in its place and stead:

                  "Section 17.06. As used in this Lease, the term holidays shall mean all days observed as holidays by such unions as are actually representing any Building employees who are actually performing the applicable building services referred to herein. Notwithstanding anything contained in this Section 17.06 or in this Lease to the contrary, Tenant agrees that (1) the holidays set forth on Schedule
            17.06 attached hereto are the correct observed holidays and (2) Landlord shall not be obligated to perform cleaning services in the Building on holidays as stated in the building service union agreements."

                  (iv) Effective as of the date hereof and for the remainder of the term of the Lease, whenever the terms "reasonable charge(s)," "Landlord's cost," "cost to Landlord" and terms of similar import and meaning are used in Article 17 in connection with charges for certain services provided by Landlord to Tenant, Landlord covenants that the calculation of such "cost" or "charge" shall be determined in a manner consistent with the methodology utilized by Landlord, or any agent of Landlord providing any such service, prior to the date hereof, provided that notwithstanding the foregoing provisions, nothing herein contained shall be deemed to deny to Landlord the right to reasonably amend or modify such calculations or methodology, from time to time in conformity with then-current industry standards, accounting practices or tax-reporting or tax-rule procedures or under a Requirement of Law. Landlord does not know of any such amendment or modification to be made as of the date hereof. Notwithstanding the foregoing, effective as of the date of substantial completion of the applicable elements of the Base Building Renovations, the calculation of such "costs" or "charges" shall be adjusted to reflect, as applicable, the cessation of certain Landlord services or equipment theretofore provided to Tenant (such cessation being the result of the Base Building Improvements).

            7. (i) Effective as of the date hereof and for the remainder of the term of the Lease, the following provisions shall be added to Article 24 of the
Lease:

                  "Section 24.08. (a) Tenant shall, immediately upon the
            completion of the portion of the Base Building Improvements relating to the "buss duct riser" and installation of separate meters and all wiring in connection therewith in the Premises, at its sole cost and expense, contract for the supplying of such electric energy with a public utility company of its choice. Landlord shall cooperate with Tenant in all reasonable respects to facilitate and authorize such direct metering. Landlord shall permit the use of its wires, risers, conduits, feeders and switchboards, to the extent presently available, suitable and of supplying such electric energy; provided, however, that Tenant, at Tenant's cost and expense, shall furnish and install at a location in the Building selected by Tenant, and reasonably acceptable to Landlord, and maintain and keep in good repair any necessary metering equipment used in connection with measuring Tenant's consumption of electric energy so supplied to Tenant by said public utility. Upon notice from Tenant of the effective installation of the "buss duct riser" and Tenant's metering equipment and the transfer of direct access to electric energy by Tenant, as part of the cost of the Base Building Improvements, Landlord shall arrange to discontinue the furnishing of electric energy to the Premises other than any areas on each floor of the Premises which are not subject to Tenant's direct metering.


                  (b) From the date hereof throughout the Initial Term, the New
            Lease Term or the New Lease Renewal Term, until the occurrence of the date (the "New Electric Date") of the effective installation of Tenant's metering equipment and the transfer of direct access to electric energy by Tenant, Tenant shall continue to pay the Adjusted Electric Rent Inclusion Factor per annum, together with all subsequent adjustments thereto. In the event Tenant shall give notice of its election directly to meter its Premises (which notice shall specify those areas of the Premises to be metered), Landlord and Tenant shall cause an electrical survey to be undertaken by a professional surveyor mutually satisfactory to Landlord and Tenant and at their shared expense. The results of such survey, upon acceptance by both parties hereto, shall be utilized to establish calculation of Landlord's annual cost of electrical service supplied to any areas of each floor in the Premises which are not subject to Tenant's direct metering, as established by survey ("Landlord's Electric Factor").

                  In the Initial Term, upon the occurrence of the New Electric
            Date (i) Tenant shall pay to Landlord, monthly, as additional rent hereunder, an amount equal to one-twelfth of Landlord's Electric Factor, (ii) the fixed rent payable under the Lease shall be decreased on a per square foot basis (based on the current calculation of 481,924 for the rentable square footage of the Premises) by an amount equal to the then Adjusted Electric Rent Inclusion Factor, and (iii) Tenant shall have no further obligation to pay the Adjusted Electric Rent Inclusion Factor (other than such amounts as may be due in respect of the period prior to the New Electric Date).

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                  In the New Lease Term (for any period subsequent to the New
            Electric Date), Tenant shall pay to Landlord, monthly, as additional rent hereunder, an amount equal to one-twelfth of (i) Landlord's Electric Factor and (ii) 50% of Tenant's Proportionate Share of the Applicable Common Area Electric Cost (as hereinafter defined).

                  As promptly as possible, Landlord and Tenant shall cause an electrical survey to be undertaken by a professional surveyor mutually satisfactory to Landlord and Tenant and at their shared expense. The results of such survey, upon acceptance by both parties hereto, shall be utilized to establish calculation of the annual cost, on a per square footage basis based on the square footage to take effect on the New Lease Commencement Date, in 1994 of electrical service supplied by Landlord to the common areas of the Building (the "Base Common Area Electric"). The "Applicable Common Area Electric Cost" for any Operational Year shall equal the sum of
            (1) the Base Common Area Electric and (2) the appropriate adjustment thereto to reflect (x) any material alteration or material addition to or reduction in the common area equipment and machinery, (y) any material increase or decrease of the usage of electricity in the common areas, and (z) any increase or decrease in Landlord's costs or expenses for, or in connection with, the furnishing by it of electricity to the common areas of the Building which shall be due to any change in the rates charged by the public utility or to any change in taxes based on the amounts charged by the public utility.

                  For purposes hereof, common area charges shall not include charges for electricity provided to vacant leaseable areas of the Building, or provided for the exclusive use of another occupant of the Building, or which are reimbursable by tenants as overtime charges, rent inclusion or otherwise.

                  Landlord shall furnish Tenant each Operational Year with a written detailed statement, in accordance with Section 26.05 (of the Reinstated Escalation Rent Clause, as defined in Paragraph 18 hereof), showing the calculation of the Applicable Common Area Electric Cost, and Tenant shall have the right to dispute such statement in accordance with Section 26.07 (of the Reinstated Escalation Rent Clause, as defined in Paragraph 18 hereof). Landlord and Tenant shall have the right to resurvey from time to time in accordance with the provisions hereof.

                  (c) Effective as of the New Electric Date and for the
            remainder of the term of the Lease, Landlord covenants that it will not for itself, and will not permit any tenant in the Building, to "tap-in" or direct existing or increased electric capacity from the risers serving the Premises to any other premises or space.

                  (d) In the event Tenant's direct metering shall be installed in the Optional Space or any portion thereof, Tenant shall, if Tenant shall vacate such space pursuant to Section 11 hereof, pay the cost of reconnection of metering of such space to Landlord's meter(s).

            (ii) At the commencement of the New Lease Term, Article 24 shall be deemed modified by the deletion of any and all references to a "Rent Inclusion Factor" or "Adjusted Rent Inclusion Factor." Upon the occurrence of the New Electric Date, Section 24.04. of the Lease shall be deemed modified by deleting from the last line of said Section the words, "including a reasonable ampere charge."

            (iii) Upon the occurrence of the New Electric Date, or if such date shall not have occurred in the Initial Term, in the period of the New Lease Term, Section 24.05 of the Lease shall be deemed deleted in its entirety and the following provision shall be substituted in its place and stead:

            "Section 24.05. Tenant agrees to advise Landlord in writing of any material alteration or material addition to the electrical equipment or appliances in the Premises and any material change in the periods of use of the lighting fixtures and Tenant's business machines and equipment."

            8. Effective as of the date hereof and for the remainder of the term of the Lease, Sections 25.01, 25.02 and 25.03 shall be deemed deleted and the following provisions substituted in their place and stead:

            "Section 25.01. (a) Tenant shall have the right to sublet all or any portion of the Premises for such period of time (to end not later than one day prior to the New Lease Expiration Date, as the same may be extended pursuant to Article 38 hereof) and at such rental as Tenant may elect, and except as otherwise expressly set forth herein, subject to the provisions of this Article 25.

                  (b) Landlord covenants not to unreasonably withhold or delay its consent to a proposed subletting by Tenant of all or any portion of the Premises to the proposed subtenant on such terms as may be set forth in Tenant's notice to Landlord ("Tenant's Notice") requesting such consent, accompanied by a copy of the proposed sublease and any documents ancillary thereto. Within thirty (30) days of delivery of Tenant's Notice to Landlord, Landlord shall notify Tenant in writing of its decision regarding consent to the proposed subletting; provided, however, that Landlord shall not in any event be obligated to consent to any such proposed subletting unless:

                       (i) in the reasonable judgment of Landlord the proposed
                  subtenant is of a character and engaged in a business as are in keeping with the standards of a first class office building of comparable age and location;

                       (ii) in the reasonable judgment of Landlord the purposes
                  for which the proposed subtenant intends to use the portion of the sublet premises are in keeping with the standards of a first class office building of comparable age and location, it being understood and agreed that any such written consent to a subletting shall specify the purposes for which the subtenant intends to use the sublet premises and the use of such premises for such specified purposes shall not be deemed to be a violation of this Lease;

                       (iii) such subletting will result in there being not more
                  than four occupants (including Tenant) per floor of the Premises, except that there shall be no more than three occupants (including Tenant) per floor on the eighteenth
                  (18th) and twenty-second (22nd) floors of the Premises and not more than two occupants (including Tenant) on the twenty-fifth
                  (25th) floor of the Premises; notwithstanding any provisions hereof to the contrary, any subdivision of a floor by Tenant shall be made, at Tenant's expense, in compliance with then-current applicable law, including, without limitation, with respect to compartmentalization or sprinklering;

                       (iv) the space to be sublet shall be regular in shape, if
                  reasonable, with appropriate means of ingress and egress and suitable for normal renting purposes;

                       (v) the proposed subtenant shall not be a government or
                  any subdivision or agency thereof nor then be a tenant or subtenant of Landlord or an occupant of any part of the Building;

                       (vi) Tenant shall reimburse Landlord for any reasonable
                  expenses that may be incurred by Landlord in connection with said sublease, including, without limitation, the costs of making reasonable investigations, if necessary, as to the acceptability of a proposed subtenant and reasonable legal expenses incurred in connection with the granting of any requested consent to subletting (it being the intention of the parties hereto that the calculation of Landlord's expenses relating to this Article 25 shall be determined in a manner consistent with the methodology utilized by Landlord and Landlord's agent prior to the date hereof, provided that notwithstanding the foregoing provisions, nothing herein contained shall be deemed to deny to Landlord the right reasonably to amend or modify such calculations or methodology, from time to time, in conformity with then-current industry standards, accounting practices or tax-reporting or tax-rule procedures or under a Requirement of Law. Landlord does not know of any such amendment or modification to be made as of the date hereof;

                       (vii) in the event the subletting rental rate shall be
                  less than the rental rates then being charged under leases being entered into by Landlord for comparable space in the Building and for a comparable term, Tenant and any director, officer or senior administrative personnel shall (a) not publicly advertise (which restriction shall not apply to private solicitations and broker listings but shall apply to advertisement of the final terms of an executed sublease under any and all circumstances) the economic terms of any proposed sublease and (b) not disclose without the prior consent of Landlord, unless required to disclose pursuant to any Requirement of Law or court order, and shall keep confidential, any such economic terms with respect to an executed sublease and (c) require that the subtenant and real estate broker(s), if any, agree to the same in writing;

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                      (viii) such consent shall be evidenced by the delivery
                  of, and shall be subject to the covenants, agreements, terms, provisions and conditions of, a "Consent to Sublease" duly executed by Landlord, Tenant and the subtenant in the form annexed hereto as Exhibit 25.01(b)(viii); and

                       (ix) Tenant and Landlord hereby agree that any subtenant
                  of Tenant shall have the one-time right, as to each particular portion of such sublet premises, to assign the sublease or under-sublet the space so sublet or any part thereof; provided, however, that any such assignment or subletting shall comply with the provisions of this Article 25 and provided further that Landlord's consent to the subtenant's assignment or sublet shall not constitute a waiver of the requirement of obtaining Landlord's consent to any further assignment or sublease.

            Within ten (10) Business Days after request by Tenant therefor, Landlord shall deliver a non-disturbance, subordination and attornment agreement (the "Landlord Non-Disturbance Agreement") to any subtenant that is occupying at least 15,000 square feet (or at least one full floor of the Building, if less than 15,000 square feet) of the Premises from Tenant in compliance with this Lease. Landlord further agrees that to the extent that Landlord is required to deliver a Landlord Non-Disturbance Agreement in favor of any subtenant of Tenant, Landlord shall request and make a good faith, reasonable effort to obtain, without cost to Landlord, from the holder of any ground lease or mortgage covering the Building a similar form of non-disturbance agreement (the "Lender Non-Disturbance Agreement") in favor of such subtenant. In the event a cost shall be imposed by such ground lessor or lender as a condition of issuance of such non-disturbance agreement, Landlord shall promptly so notify Tenant and Tenant may elect, but shall not be so obligated, to pay such costs provided that the Tenant's election not to pay such costs shall excuse Landlord from any further obligation with respect to obtaining such non-disturbance agreement. Tenant shall reimburse Landlord for all reasonable costs, including reasonable attorneys' fees and disbursements, incurred by Landlord in preparing or obtaining the documentation required by this paragraph, except with respect to a lessor or mortgagee (exclusive of the trustee of Landlord on the date of execution of this Agreement) which is an affiliate of Landlord.

                       All covenants, agreements, terms, provisions and
            conditions of any such "Consent to Sublease" so executed by Landlord, Tenant and the subtenant shall be deemed to be covenants, agreements, terms, provisions and conditions of this Lease and the violation by Tenant or the subtenant of any covenant, agreement, term, provision or condition of such "Consent to Sublease" (other than a breach of the covenants set forth in (vii)(a) and (b) above by a party other than Tenant or any director, officer or senior administrative personnel of Tenant (it being understood that Tenant will make such a breach by the subtenant a default under the provisions of such sublease and shall diligently prosecute any breach of such provision)) shall entitle Landlord to all the rights and remedies provided for in this Lease or by law in the case of any violation of a covenant, agreement, term, provision or condition of this Lease.

            Section 25.02. Tenant shall be entitled to receive and retain all profits and proceeds under one or more subleases then in effect with respect to space in the Premises not in excess of 100,000 square feet at any given time during the term of the Lease. In the event Tenant shall enter into one or more subleases for space in the Premises such that the square footage of the subleases then in effect at any given point in time exceeds 100,000, if the aggregate amount payable as rent (including as rent, without limitation, all amounts payable on account of changes in Taxes, operating costs, maintenance costs, labor rates or porters' wages, indexes or other formula contained in the sublease) with respect to any period of time by a subtenant under a sublease of any part of the Premises shall be in excess of the Tenant's Basic Cost (as hereinafter defined) for such part of the Premises, then, promptly after the collection by Tenant of such amounts so payable over such term under such sublease, Tenant will pay to the Landlord, as additional rent hereunder, an amount equal to 50% of the excess of such amounts so collected for such period over Tenant's Basic Cost for such part of the Premises, payable in monthly installments. The term "Tenant's Basic Cost," as used herein with respect to any part of the Premises which is sublet, shall mean the cumulative sum not theretofore off-set against amounts so collected of (i) fixed rent at the Applicable Rental Rate (as hereinafter defined) for each square foot of the rentable area of such part of the Premises, (ii) the amount in additional rents or adjustments to rent (including as rent, without limitation, all amounts payable on account of changes in Taxes, operating costs, maintenance costs, labor rates or porter's wages, indexes or other formula contained in the sublease, and amounts payable in respect of the amortization of the cost of the Base Building Improvements) payable by Tenant to Landlord for such period with respect to such part of the Premises pursuant to
            Article 26 hereof (provided, however, that with respect to fixed rents and additional rents payable pursuant to clauses (i) and (ii) hereof in respect of any period of free rent or rent abatement under the sublease, such amounts shall be only the amounts, if any, applicable to such periods as a result of the amortization on a straight line basis over the term for which such part of the Premises is so sublet), (iii) the amount, if any, applicable to such period as a result of the amortization on a straight line basis over the term for which such part of the Premises is so sublet for any brokerage commissions; internal costs of funds allocation with respect to Tenant's reasonable and documented out-of-pocket expenses, including Tenant allowances and work letters, provided the same shall be expensed at then-applicable rates for Tenant's commercial paper (the "Applicable Rate"); reasonable legal fees and disbursements paid by Tenant and not reimbursed by the subtenant; commercially reasonable marketing and advertising fees and expenses; all costs paid to Landlord in connection with the execution of such sublease; the amount, if any, of any transfer tax, gains tax or other similar tax paid by Tenant as a result of such subletting provided the same is required to be paid by Tenant by operation of law and (iv) the amount, if any, applicable to such period as a result of the amortization on a straight line basis over the term for which such part of the Premises is so sublet of the cost of any so-called "tenant improvements" theretofore made by Tenant which are part of the Premises so sublet, and any actual and documented costs incurred by Tenant in making changes in the layout and finish of such part of the Premises (including, without limitation, reasonable architectural and engineering and demolition costs) in connection with such subletting, but only to the extent that such costs are not reimbursed by such subtenant through payments other than payments of fixed rent.

                  The term "Applicable Rental Rate" as used in this Article
            shall be deemed to mean $13.50 per square foot per annum during the period commencing on the date hereof and ending on June 30, 2000; $26.375 per square foot per annum during the period commencing on July 1, 2000 and expiring on June 30, 2005 and $31.00 per square foot per annum thereafter.

            Section 25.03. Except as Tenant is otherwise permitted herein so to do without the prior consent of Landlord, Tenant covenants and agrees, for Tenant and its successors, assigns and legal representatives, that neither this Lease nor the term and estate hereby granted, nor any part hereof or thereof, will be assigned, mortgaged, pledged, encumbered or otherwise transferred (whether voluntarily, involuntarily, by operation of law, or otherwise), and that neither the Premises, nor any part thereof (other than Tenant's personalty), will be encumbered in any manner by reason of any act or omission on the part of Tenant, or will be used or occupied, or utilized for desk space or for mailing privileges or as a concession, by anyone other than Tenant, its parent, subsidiaries and affiliates, or their agents and affiliates for any purpose other than as hereinbefore set forth, or for which the Building or Premises are being used by Tenant at the time the Lease or this Second Supplemental Agreement is executed or at the time of any proposed sublease, without the prior written consent of Landlord in every case, provided, however, the assignment or transfer of this Lease, and the term and estate hereby granted, to any corporation into which Tenant is merged or with which Tenant is consolidated or to which all or substantially all of Tenant's assets are assigned or otherwise transferred, or any parent, subsidiary or affiliate thereof or of Tenant (such corporation being hereinafter in this Article 25 called "Related Entity") without the prior written consent of Landlord shall not be deemed to be prohibited hereby. Tenant may also sublease all or any portion of the Premises to a Related Entity without the consent of Landlord. Any assignment or subletting described above may only be made upon the express conditions that (1) Tenant shall promptly thereafter deliver to Landlord (a) an agreement executed by such assignee in form and substance reasonably satisfactory to Landlord whereby such assignee shall assume and agree to perform and to be jointly and severally bound by and upon, all the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of Tenant to be performed, and whereby such assignee shall expressly agree that the provisions of this Article 25 shall, notwithstanding such assignment or transfer, continue to be binding upon it with respect to all future assignments and transfers, or (b) a sublease agreement in form and substance reasonably satisfactory to Landlord, duly executed by Tenant and the subtenant, and (2) Landlord's consent to the assignment or sublet shall not constitute a waiver of the requirement of obtaining Landlord's consent to any further assignment or subletting."


            Furthermore, effective as of the date hereof, and for the remainder of the term of the Lease, Section 25.06 shall be deemed modified by adding the phrase, "and, provided, further, that so long as the Building directory is maintained on a computerized basis, Landlord shall list all of the names of Tenant that Tenant requests listed on the Building directory" following the phrase "Lease by Tenant" in the sixth line of such Section.

            9. Effective as of the date hereof and for the remainder of the term of the Lease, Article 32 is hereby modified by the addition of the following provision:

            "Section 32.02. Landlord and Tenant shall, simultaneously with the execution of this Second Supplemental Agreement, join in the execution of a Supplemental Memorandum of Lease in proper form for recording in the Office of the City Register of the City of New York, County of New York, setting forth the existence of certain of the terms of this Second Supplemental Agreement, including the extension of the term of the Lease contained herein, and shall take such further action as may be necessary to effect such recording."

            10. Effective as of the New Lease Commencement Date and for the remainder of the term of the Lease, the Lease is hereby modified by the addition of Article 38, as follows:

                                   "Article 38

                                 OPTION TO RENEW

                 Section 38.01(a) So long as (x) Tenant shall not then be in default in the payment of fixed rent or in breach of any material provision of this Lease beyond any applicable period of grace (after notice, if any, required under this Lease), on the date of Tenant's Initial Notice (hereinafter defined) of exercise of the option herein contained and (y) on such date, Tenant or any subsidiary, affiliate or parent company shall be in actual occupancy and possession of not less than 400,000 rentable square feet of space in the Building, net of any rentable square footage subject to a sublease or subleases, Tenant may elect to extend and renew the term of the Lease for one additional period of five (5) years (the

            "Renewal Option"), namely, for the period commencing on July 1, 2010 and expiring on June 30, 2015 (the "New Lease Renewal Term") upon the following terms and conditions: (i) Such extensions and renewal to be subject to and upon all of the covenants, agreements, terms, provisions and conditions of this Lease, except that during the New Lease Renewal Term the fixed rent payable shall be equal to the sum which is 90% of the Fair Market Rental Value (as hereinafter defined) (the "Renewal Rent") determined in accordance with the provisions of this Article.

                  (ii) On or before January 1, 2009, Tenant shall notify
            Landlord whether it desires to proceed with a determination of the Renewal Rent as set forth herein with a view to extending the term of the Lease ("Tenant's Initial Notice"). The Renewal Option may be exercised with respect to either (i) the entire Premises or (ii) such portions of the Premises which comprise no less than 400,000 contiguous (or, to the extent portions of such space are not then contiguous, the closest non-contiguous) rentable square feet of space in the Building then occupied by Tenant (the "Renewal Space").

                  (iii) On or before February 1, 2009, Landlord shall notify
            Tenant of the amount that Landlord estimates to be the "Fair Market Rental Value" and the Renewal Rent ("Rent Notice") of the Premises for such New Lease Renewal Term, assuming that such space is then free and clear of all leases and tenancies and is available in the then rental market for comparable first class office buildings in midtown Manhattan, taking into account all then relevant factors including, without limitation, giving effect to the relative credit worthiness of Tenant and the relative size of the premises demised to Tenant, adjustments for Landlord's then-customary workletter allowance, free rental concessions, and waiver of brokerage commissions and other cost-savings then applicable to commercial leases of the type and nature of this Lease (the "Fair Market Rental Value").

                  If Tenant does not dispute the Fair Market Rental Value and
            Renewal Rent set forth in the Rent Notice within thirty (30) days thereafter (as to which date time is of the essence), such Renewal Rent shall become the fixed rent for the New Lease Renewal Term. If Landlord shall fail timely to send a Rent Notice to Tenant, or if Tenant disputes the amount in Rent Notice, Tenant shall notify Landlord of Tenant's estimate of the Fair Market Rental Value and the Renewal Rent ("Tenant's Dispute Notice"). Upon Landlord's receipt of Tenant's determination, if Landlord accepts Tenant's determination, then Tenant's determination shall be the Renewal Rent for the Renewal Space. If Landlord and Tenant cannot agree on the Renewal Rent within twenty (20) days after the receipt of Tenant's Dispute Notice, during which time the parties may notify one another of modifications of their respective estimates of the Renewal Rent, then the fixed rent shall be determined by arbitration pursuant to the next paragraph hereof.

                  Notwithstanding the provisions of Article 29 of this Lease, the parties hereto shall attempt to agree on a single arbitrator (the "Referee"). The Referee must be a real estate broker licensed by the State of New York who is a member of the Real Estate Board of New York, Inc. (or a successor organization) and either a Senior Commercial Appraiser of the Society of Real Estate Appraisers or a member of the American Institute of Real Estate Appraisers (or a successor organization), and in any event with at least ten (10) years of experience in the leasing of office space in major office buildings in the Borough of Manhattan, in the City of New York. If the parties hereto cannot agree on the appointment of the Referee within fifteen (15) days after their failure to agree on the Renewal Rent, then the parties shall immediately thereafter request the American Arbitration Association ("AAA") or any successor organization to appoint a Referee meeting the foregoing requirements. If the AAA shall refuse to appoint such Referee or fail to do so within 10 days of the request, or if the AAA or any successor organization shall then no longer be in existence, either party hereto, on behalf of both, may apply to the Supreme Court in the County of New York for the appointment of such Referee, and the other party shall not raise any objection as to the Court's full power and jurisdiction to entertain the application and make such appointment. Within ten (10) days after the selection of the Referee, the parties shall submit to the Referee their respective last estimate of the Fair Market Rental Value and the Renewal Rent. During the twenty (20) days following the selection of the Referee, the parties may submit to the Referee such evidence as they may deem relevant. Within twenty (20) days following such twenty (20) day period, the Referee shall select one of the estimates to be the Fair Market Rental Value. The Referee's decision shall be final.

                  (iv) Within forty-five (45) days of the determination of the
            Renewal Rent, but in no event later than June 30, 2009, Tenant shall notify Landlord (the "Final Renewal Notice") whether it elects to renew the term of this Lease and if it so elects to renew the term of this Lease, upon receipt by Landlord of the Final Renewal Notice, this Lease shall be deemed renewed with respect to the portion of the Premises designated in Tenant's Initial Notice and Landlord and Tenant shall promptly execute and deliver an amendment to this Lease specifying the Renewal Rent and the term thereof.

                  Tenant shall have no further right to extend or renew the term hereof for any period subsequent to the expiration of the New Lease Renewal Term.

            11. Effective as of the date hereof and during the term of the Lease expiring on the Term Expiration Date, the Lease is hereby modified by the addition of the following provisions:

                                   "Article 39


                                 OPTIONAL SPACE

                  Section 39.01. At any time, but only on a single date, Tenant may elect to extend the term of the Lease with respect to certain portions of up to 78,027 rentable square feet of the Premises (the "Optional Space") by giving to Landlord not less than twelve (12) months prior written notice on or before July 1, 1999 (which date shall be extended, if necessary, to the date which is ten (10) days after delivery to Tenant of a reminder notice of Tenant's option hereunder), provided, however, that the Optional Space which shall be the subject of such expansion shall be comprised of one or more full floors of space in the Building and shall consist of any combination of (a) the 17th, 18th, 22nd and 25th floors, (b) the 17th, 18th and 22nd floors, (c) the 17th and 18th floors or (d) the 17th floor.

                  Upon the timely exercise of the foregoing option with respect to the Optional Space, the term granted under the Lease (unless the same shall have expired sooner pursuant to any of the other conditions of limitation or provisions of this Lease or pursuant to law) shall be deemed extended from June 30, 2000 upon and subject to the covenants, agreements, terms, provisions and conditions of the Lease (and subject to the modifications thereof herein contained) so that said term shall expire on the New Lease Expiration Date or on such earlier date upon which said term (as so extended) may expire or be terminated pursuant to any of the conditions of limitation or other provisions of the Lease or pursuant to law, all (except as otherwise may be provided in this Second Supplemental Agreement) with the same force and effect as if said term (as so extended) were the term initially granted by the Lease but, unless herein otherwise expressly provided, nothing herein contained shall operate to extend the period for which the term of the Lease may be further renewed, or extended, pursuant to any option granted to Tenant thereby.

                  In the event Tenant shall not timely give notice of its
            election to extend the term of the Lease for the Optional Space, Tenant shall terminate its occupancy of the Optional Space not later than July 1, 2000 (as to which date time is of the essence). If Tenant shall not timely exercise its option with respect to the Optional Space, the option herein contained shall thereafter be void and of no further force and effect.

                  Upon Tenant's exercise of its option with respect to any
            portion of the Optional Space, or upon Tenant's failure to timely exercise such option, then, effective as of July 1, 2000, the fixed rent and additional rent and other charges hereunder shall be apportioned accordingly. Landlord and Tenant shall cooperate to complete and timely submit any and all returns and questionnaires relating to New York City and State real property transfer tax laws and any other applicable real property transfer or transfer gains tax laws (the taxes which are the subject of such laws are hereinafter collectively called "Transfer Taxes") in connection with any such option. The party upon whom such obligation to pay any Transfer Tax is imposed by law shall timely pay the appropriate Transfer Taxes and shall timely deliver evidence, reasonably acceptable to the other party, of such payment. Each party shall indemnify and hold the other party harmless from all losses, liabilities, interest, judgments, suits, demands, damages, costs and expenses (including reasonable attorneys' fees and disbursements incurred in the defense thereof) which may be incurred by reason of such party's failure to complete and timely submit any and all Transfer Tax returns and questionnaires and/or failure to timely pay any and all Transfer Taxes. The provisions of this paragraph shall survive the expiration of this Lease."

            12. Each party represents and warrants to the other party that neither it nor any of its respective directors, officers, employees or agents has acted so as to entitle any broker to a commission in connection with the execution of this Second Supplemental Agreement or any of the transactions contemplated hereby; provided, however, that the parties acknowledge that Cushman & Wakefield, Inc., has acted as consultant to Landlord, and Goldman, Sachs & Co. has acted as consultant to Tenant, and any compensation to be paid to any such party shall be paid by its respective client pursuant to separate agreements.

            Each party shall indemnify and hold the other party, and its officers, directors, agents and employees harmless from and against all liability, claims, suits, demands, judgments, costs, interest and expenses (including reasonable counsel fees and disbursements incurred in the defense thereof) to which the other party or any such officer, director, agent or employee may be subject or suffer by reason of any claim made by any person, firm or corporation for any commission, expense or other compensation as a result of the execution and delivery of this Second Supplemental Agreement or the exchange of the consideration provided herein if the aforementioned representation and warranty of such party is inaccurate.

            13. (a)(i) Tenant acknowledges receipt of a certain report of Swanke Hayden Connell/Edwards & Zuck entitled "Colgate Palmolive/300 Park Avenue/Lease Attachment (the "Retrofit Report"), a copy of which is attached hereto as Exhibit A and made a part hereof, which sets forth certain options to be made available to Tenant with respect to proposed improvements to be undertaken by Landlord related to, inter alia, the lobby, the elevators, the electrical, life safety and heating, ventilation and air conditioning systems, restrooms and roofs (the "Base Building Improvements") and "soft" costs including, without limitation, fees for architects, engineers, special consultants and insurance fees (collectively, the "Soft Costs"), together with all other proposed improvements set forth in the Retrofit Report and related fees, costs and charges, including, without limitation, documented fees and charges incurred by Tenant either (a) prior to the date hereof, in the approximate sum of $80,000 or
(b) during the course of the Renovation Project in connection with the Base Building Improvements. All such costs, fees and charges incurred by Tenant and described in clauses (a) and (b) above (collectively, "Tenant Costs") shall be reimbursed to Tenant on the closing of the Loan (as hereinafter defined). The parties hereto acknowledge that the Retrofit Report provides outline specifications and performance criteria which broadly define the intent of the parties with respect to the Base Building Improvements. The parties further acknowledge that at the date of execution of this Second Supplemental Agreement, based upon analysis of the Retrofit Report by both parties' representatives, the reasonable estimated sum total of (a) the cost of the Base Building Improvements, (including the Elevator Guaranteed Price and the Guaranteed Price hereinafter defined), (b) the Soft Costs and (c) the Tenant Costs, but excluding (1) the Costs of Financing (as hereinafter defined) and (2) the Project Management Cost (as hereinafter defined), is in a range of not less than $16,000,000 and not more than $18,000,000 (the "Improvements Sum"). In addition to the foregoing, Landlord and Tenant have agreed to utilize a project manager (the "Project Manager") in connection with Landlord's completion of the Base Building Improvements. Landlord and Tenant agree that the selection for project management services and the fees payable therefor (to the extent such management fees or costs are not otherwise included as a normal Operating Expense (the "Project Management Cost"), shall be competitively bid, shall not exceed 3% of the Improvements Sum, and shall be governed in all respects by the provisions hereof relating to the selection of the general contractor and other project consultants. The parties hereto agree that the selection of the Project Manager shall be completed prior to the date that the project architect, engineers and other consultants shall begin their investigative work and design relating to the Renovation Project.

            (ii) Landlord and Tenant acknowledge receipt of a schedule setting forth each stage of the development and completion of the Base Building Improvements captioned "300 Park Avenue Retrofit", prepared by Cushman & Wakefield, Inc. (the "Approved Schedule"), and attached hereto as Exhibit B and made a part hereof. Landlord and Tenant shall work diligently and shall cooperate in all reasonable respects, in accordance with the provisions hereof, to cause the Base Building Improvements to be completed in accordance with the Approved Schedule.

            (b) Effective on the date hereof and throughout the term of this Lease until the substantial completion of the Base Building Improvements, Landlord shall have the right to conduct, in cooperation and consultation with Tenant, and Tenant agrees to cooperate in all reasonable respects in connection with any and all pre-design activities, building-system tests for field conditions and any other investigations in and of the Premises and the Building deemed necessary or useful by Landlord in connection with the renovation project (the "Renovation Project") contemplated hereunder and in the Retrofit Report, provided that Landlord shall give reasonable prior notice to Tenant and shall conduct all such activities, tests and investigations at reasonable times and with reasonable efforts to minimize significant interference in the operation of Tenant's business. Notwithstanding anything to the contrary in this Section 13(b) contained, Landlord shall have completed all building system and related tests required in connection with the Base Building Improvements on or prior to October 21, 1996.

            (c) Tenant shall have the right, through one or more designated representatives (but not more than two representatives shall be so designated at any one time), to attend and receive periodic reports of such activities, tests and investigations, to attend scheduled progress meetings (and promptly receive copies of any minutes of such meetings), to request and obtain information from Landlord from time to time with respect to the undertaking of the Base Building Improvements and to receive, within five (5) business days of Landlord's receipt, all pertinent third-party generated documentation, data, drawings and reports in connection with the proposed Renovation Project, provided such right shall be exercised by Tenant at all times in a commercially reasonable fashion, and provided further that nothing herein contained shall be construed to afford Tenant the right to receive or review any privileged or confidential internal documentation generated (x) by Landlord with respect to its own business affairs or with respect to its fiduciary duties to the Uris Trust or (y) between Landlord and Cushman & Wakefield, Inc. in the latter's capacity as building manager (except as provided in Section 26.08(b) of the Lease and Section 26.07 of the Reinstated Escalation Rent Clause, as defined in Paragraph 18 hereof).

            (d) (A) Landlord and Tenant hereby agree that (i) Swanke, Hayden Connell shall be the architect on the Base Building Improvements, (ii) Edwards & Zuck, P.C. shall be the mechanical and/or structural engineers thereon and (iii) John A. Van Deusen & Associates shall be the consultant on the elevator-renovation project. In the event that any of the parties listed above or the project manager selected hereunder are dismissed or stop working on the Base Building Improvements for any reason, within ten (10) days of such event, Landlord shall submit in writing for Tenant's review and approval, in each instance, the names of one or more proposed architects, mechanical and/or structural engineers and any other consultants required to evaluate or design the Base Building Improvements. Each submitted name shall be that of a competent professional licensed in the State of New York, who shall, upon approval by Tenant, be engaged solely by Landlord at Landlord's expense. In the event any submission shall not be acceptable to Tenant in the exercise of its reasonable judgment, Tenant shall so notify Landlord in writing within seven (7) days of its receipt of Landlord's submission. Landlord shall promptly thereafter submit alternate selections for Tenant's review and approval until such process shall result in the selection of a replacement architect and/or engineer(s) acceptable to both parties. Landlord and Tenant agree that only one set of architects, engineers and other consultants shall be hired to work on the Renovation Project and the selection of such firms shall be in accordance with the provisions hereof.

            (B) Within ninety (90) days of the execution hereof, Landlord shall submit in writing for Tenant's review and approval, in each instance, the names of any other consultants in addition to those listed in Paragraph 13(d)(A) hereto required to evaluate or design the Base Building Improvements. Each submitted name shall be that of a competent professional licensed (if applicable) in the State of New York who shall, upon approval by Tenant, be engaged solely by Landlord at Landlord's expense. In the event any submission shall not be acceptable to Tenant in the exercise of its reasonable judgment, Tenant shall so notify Landlord in writing within seven (7) days of its receipt of Landlord's submission. Landlord shall promptly thereafter submit alternate selections for Tenant's review and approval until such process shall result in the selection of an architect and/or engineer(s) acceptable to both parties. The replacement of any such consultant shall be pursuant to the criteria set forth in Paragraph 13(d)(A) hereof.

            (e) Tenant and Landlord covenant and agree to cooperate in reaching an accord as to the scope, detail, and any other construction and fiscal details with respect to the proposed renovations, if any, of the Building's lobby, provided that the scope and detail thereof shall be substantially consistent with the outline specifications set forth in the Retrofit Report. Tenant shall have the exclusive right to determine the scope and detail of the other Base Building Improvements (including elevator specifications), provided (i) the scope and detail thereof shall be substantially consistent with the outline specifications set forth in the Retrofit Report, (ii) such improvements shall in no event include Building facade renovation of any type or nature, and (iii) the proposed cost of the Base Building Improvements, exclusive of the lobby work (giving effect to the actual and anticipated Soft Costs) shall not exceed the sums budgeted therefor in the Retrofit Report as the Improvements Sum by more than five percent (5%) (the "Maximum Permitted Amount"). Nothing herein contained shall be construed to provide for more than $2,000,000 to be available for lobby renovation work from the Improvements Sum. Tenant agrees to consult with Landlord from time to time in the preparation of the design specifications. Landlord and Tenant shall make a final determination of the scope and detail of the renovations in the lobby at any time up to December 18, 1996. Tenant shall
(i) submit to Landlord its final determination of the scope and detail of the elevator design specifications by written notice (the "Elevator Design Notice") at any time from October 24, 1996 up to and including December 18, 1996 and (ii) submit to Landlord its final determination of the scope and detail of the Base Building Improvements (exclusive of the elevator specifications) by written notice (the "Design Notice") at any time from December 4, 1996 up to and including January 2, 1997.

            Within ten (10) days of the delivery of the Elevator Design Notice, Landlord shall submit in writing for Tenant's review and approval, the names of at least three candidates for the selection of the elevator contractor. Each submitted name shall be that of a competent professional licensed in the State of New York. In the event any submissions shall be unacceptable to Tenant in the exercise of its reasonable judgment, Tenant shall so notify Landlord in writing within five (5) business days of its receipt of Landlord's submission. Landlord shall thereafter promptly submit an alternate selection for Tenant's review and approval. Tenant shall have five (5) business days after receipt of the new submission to approve the selection or notify Landlord of its objection, after which Landlord shall submit a new selection.

            Not later than ten (10) days after Tenant's approval of the panel of the elevator contractors, Landlord shall coordinate the completion of the elevator renovation specifications substantially consistent with the Retrofit Report and in accordance with the Approved Schedule, and solicit requests for proposals from the selected panel of candidates for a guaranteed maximum price (the "Elevator Guaranteed Price") for the renovation of the elevators. The requests for proposal shall be subject to the agreement of Landlord and Tenant as to scope, detail and any other construction and fiscal details customarily contained therein and must be substantially consistent with the Retrofit Report. Landlord shall make copies of the requests for proposal and the candidates' responses immediately available to Tenant. Landlord and Tenant shall promptly interview and negotiate pricing and other terms with the candidates (unless any candidate's bid shall exceed a sum which is 15% in excess of the budgeted sum for a Elevator Guaranteed Price in which event Landlord reserves the right to remove the candidate from the selection panel), in consultation with Tenant. Notwithstanding any provisions to the contrary herein contained, Landlord shall be obligated to select as the elevator contractor the lowest qualified bidder among the panel (which bid shall not exceed the anticipated sum in the Budget allocated to the cost of the elevator work); provided, however, that Tenant may select a higher bidder at its sole discretion, provided further, that such selection does not result in the Maximum Permitted Amount being exceeded. In the event none of the candidates' Elevator Guaranteed Prices are acceptable to Landlord and Tenant, Landlord and Tenant agree to cooperate to obtain such additional requests for proposal, or to make such modifications in the Retrofit Report as may be necessary to reduce the costs of the elevator renovations to fit within that portion of the Budget (hereinafter defined) proposed for elevator renovations under the Retrofit Report.

            (f) On or prior to February 18, 1997, Landlord shall submit for Tenant's review and approval a set of construction documents, including pertinent specifications (collectively, the "Plans") and a schedule of each stage of development and completion of the Base Building Improvements substantially in conformance with the Approved Schedule. Tenant shall have twenty (20) days after receipt in which to accept the Plans or offer such changes as it may deem suitable provided such revisions shall be consistent with the Retrofit Report. Landlord and Tenant, through their representatives, shall meet as the parties deem necessary to reach written agreement as to the Plans on or prior to May 8, 1997. The Plans shall designate all work which is required to be performed by Landlord, including, without limitation, all work necessary so that the lobby and elevators shall comply with all applicable laws, rules, codes, regulations or ordinances including, without limitation, the applicable provisions of the Americans with Disabilities Act and Local Law #58. Landlord and Tenant agree to cooperate in the preparation and modification of the Plans in the event of unforeseen field conditions so as to designate work, materials or installation which (i) are practicable and, where adjustments due to field conditions warrant, consistent with the physical conditions in the Building or
(ii) do not impair Landlord's ability to perform any of Landlord's obligations under the provisions of this Lease or any typical landlord obligations under any other lease of space in the Building.

            (g) Simultaneously with the delivery of the Plans, Landlord shall submit to Tenant a proposed budget for the estimated line-item costs and expenses of supplying and installing all of the items set forth on the Plans (the "Budget"). Tenant shall submit its acceptance of the Budget or notice of any proposed revisions to the Budget within fifteen (15) days next following the submission by Landlord of the Budget. In the event Tenant shall have proposed reasonable revisions thereto, Landlord shall incorporate such proposals as Landlord deems feasible and reasonable in the exercise of its reasonable judgment and resubmit a revised Budget for Tenant's review and approval within ten (10) business days after receipt of Tenant's revisions. Tenant shall have five (5) business days thereafter to accept the revised Budget or propose final revisions in writing, which may be accepted or declined by Landlord in the exercise of its reasonable discretion.

            (h) Simultaneously with the delivery of the Plans, Landlord shall submit in writing for Tenant's review and approval, the names of at least three candidates for the selection as general contractor. Each submitted name shall be that of a competent professional licensed in the State of New York. In the event any submissions shall be unacceptable to Tenant in the exercise of its reasonable judgment, Tenant shall so notify Landlord in writing within ten business days of its receipt of Landlord's submission. Landlord shall thereafter promptly submit an alternate selection for Tenant's review and approval. Tenant shall have ten business days after receipt of the new submission to approve the selection or notify Landlord of its objection, after which Landlord shall submit a new selection. Failure by Tenant to respond timely to a submission shall be deemed acceptance thereof; provided, however, that the submission to Tenant shall contain a reference to this Section 13 and the notice in bold lettering, "Failure to respond within ten (10) business days shall be deemed acceptance by Tenant of the enclosed submission."

            Not later than ten (10) business days after Tenant's approval of the Plans, Landlord shall coordinate the completion of construction drawings consistent with the Plans and in accordance with the Approved Schedule, and solicit requests for proposals from the selected panel of candidates for a guaranteed maximum price (the "Guaranteed Price") for the completion of the Base Building Improvements. The requests for proposal shall be subject to the agreement of Landlord and Tenant as to scope, detail and any other construction and fiscal details customarily contained therein substantially consistent with the Plans and in accordance with the form of contract prepared by Landlord, with Tenant's reasonable approval, on terms and conditions customarily then-prevailing for projects of the type and nature herein contemplated (the "Construction Contract"). Landlord shall make copies of the requests for proposal and the candidates' responses immediately available to Tenant. Landlord and Tenant shall promptly interview and negotiate pricing and other terms with the candidates (unless any candidate's bid shall exceed a sum which is 15% in excess of the Improvements Sum in which event Landlord reserves the right to remove the candidate from the selection panel), in consultation with Tenant. On or prior to June 16, 1997, Landlord and Tenant shall select the general contractor. Notwithstanding any provisions to the contrary herein contained, Landlord shall be obligated to select as the general contractor the lowest qualified bidder among the panel (which bid shall not exceed the anticipated sum in the Budget allocated to the cost of the applicable Base Building Improvements), provided however, that Tenant may select a higher bidder at its sole discretion, provided further that such selection does not result in the Maximum Permitted Amount being exceeded. Except as expressly hereinafter set forth, Landlord shall have the sole and exclusive obligation to pay the costs and expenses of construction of the Base Building Improvements in excess of the agreed Guaranteed Price and the Elevator Guaranteed Price. Promptly after selection of a general contractor, Landlord and Tenant shall complete negotiation of the terms and conditions of a construction contract (the "Construction Contract") with the general contractor, subject to Tenant's consent, which shall not be unreasonably withheld or delayed, Landlord shall execute an agreement on terms and conditions customarily then-prevailing for projects of the type and nature herein contemplated.

            (i) Tenant may at any time, by written order, request changes to the scope or detail of the Plans ("Tenant Change"), provided that any such change does not (i) affect the cost of the Base Building Improvements (unless Tenant shall pay the incremental cost thereof, as hereinafter set forth), (ii) increase the time period for substantial completion by Landlord of the Base Building Improvements (unless Tenant shall pay the incremental cost thereof, as hereinafter set forth), and (iii) violate the provisions of any financing or commitment for financing theretofore entered into in accordance with the provisions of this Agreement. Prior to the commencement of any Tenant Change, Landlord shall provide Tenant with written documentation which will show in reasonable detail the cost of such Tenant Change and any delay in the completion of the Base Building Improvements which may occur due to such Tenant Change. Not later than ten (10) business days after Tenant's receipt of such documentation, Tenant will notify Landlord of its decision of whether or not to proceed with any such Tenant Change. All such increases in cost will be added to the amount of the Loan (hereinafter defined) unless it is no longer possible to modify without cost the terms of such Loan as a result of documents or a commitment theretofore entered into in accordance with the provisions of this Agreement; in which event either (i) such increases shall be added to the amount of the Loan, if possible, at Tenant's option and at Tenant's sole cost and expense, or (ii) upon written demand by Landlord, accompanied by reasonable documentation of such increase, Tenant shall pay, as additional rent, the increase to Landlord within thirty (30) days of demand (as to which date time shall be of the essence). If any such change request causes an increase in the Guaranteed Price (whether prior to or subsequent to the execution of a Construction Contract), Tenant shall have the sole and exclusive obligation to pay the cost of such increase. In the event Tenant's change request shall cause a delay in the time for Landlord's performance in connection with the Base Building Improvements, Tenant agrees to extend (1) Landlord's time for performance hereunder, and (2) the period in which Tenant shall be obligated to bear the exclusive cost of amortization of the Loan, by an equivalent number of days confirmed promptly in writing.

            It is the understanding of Landlord and Tenant that any savings in the Improvements Sum, whether due to a Tenant Change or otherwise, which arises during the course of the completion of Base Building Improvements and which cannot reasonably be applied to offset any trade line imbalances under the Budget, will be passed on to Tenant and the amount of any such savings shall be credited against the principal balance of the Loan (as hereinafter defined).

            Landlord covenants, warrants and represents that, prior to the commencement of the Base Building Improvements, the Building and the building systems shall, at Landlord's sole expense (other than such matters or violations as are being corrected as part of the Base Building Improvements), be in full compliance with all Requirements applicable to the Building, the building systems and the Premises, including, without limitation, all building and fire codes, zoning requirements, asbestos laws, Environmental Laws and the ADA; it being the intention of the parties that Landlord shall be responsible (other than such matters or violations as are being corrected as part of the Base Building Improvements) for any violations which would impair or delay the ability to obtain any permits or certificates of occupancy relating to the Project.

            Landlord covenants that it shall use best efforts in connection with the interview of a general contractor to propose and facilitate the solicitation of women and minority bidders at each phase of the Renovation Project for which the bidding process will take place.

            (j) Upon approval of the Budget, Landlord shall monitor the issuance by the general contractor of the bid packages for major building systems in accordance with the Approved Schedule. Landlord, as well as the general contractor, shall have the right to add vendors/subcontractors to the bid list. Tenant shall be advised promptly of the status and result of each phase of the bidding process. With respect to the installation of elevators, electrical wiring, and HVAC systems, Landlord will request that the general contractor solicit bids from Tenant's proposed specialty vendors, provided (a) they are approved by Landlord, whose approval shall not be unreasonably withheld or delayed and (b) none of their selection will interfere or cause any conflict with any other subcontractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord.

            (k) All Alterations shall be made and performed substantially in accordance with the Plans, all Requirements, and with industry standards for first-class non-institutional office buildings in midtown Manhattan. All materials and equipment to be incorporated in the Building or the Premises as a result of the Base Building Improvements, or a part thereof, shall be of first quality and shall be uniformly applied on the same standard of performance on a building-wide basis. The Base Building Improvements shall constitute a single non-recurring obligation on the part of Landlord, subject to Landlord's enforcement of any warranties and other post-completion matters related to the Base Building Improvements. In the event this Lease is renewed or extended for a further term by agreement or by operation of law, Landlord's obligation to perform and complete the Base Building Improvements shall not apply to any such renewal or extension. Nothing herein contained shall be construed as a tenant improvement allowance or landlord's workletter, and no such allowance or workletter shall be provided during the term of this Lease or in any renewal period.

            (l) The Base Building Improvements shall be substantially completed on or prior to August 7, 1998. For purposes hereof, the "Date of Substantial Completion" of the Base Building Improvements shall be the date certified by the Renovation Project's architect when construction is sufficiently complete, in accordance with the Plans, so that Tenant can occupy or use the Base Building Improvements, and the elevators which service the Premises, for the use for which each is intended, as expressed in the Plans. Landlord shall proceed with all due diligence through final completion of the Base Building Improvements and all work shall be in substantial conformance with Section 6.01 of the Lease. Landlord's obligations timely to commence construction and to complete the Base Building Improvements in accordance with the Approved Schedule shall be deemed extended by the equivalent number of days in which Landlord is unable to commence or complete construction due to inability to obtain materials, or strikes or other labor disputes, fire or other casualty (or reasonable delays in adjustment of insurance), accidents, orders or regulations of any Federal, State, County or Municipal authority, or by any other cause beyond Landlord's reasonable control (exclusive of any delays beyond 60 days which are related to the Loan) (individually, an "Unavoidable Delay" and collectively, "Unavoidable Delays"), whether or not such cause shall be similar in nature to those herein before enumerated, or by reason of Tenant's change request(s). Landlord agrees to make a good faith effort to provide timely written notice to Tenant of the occurrence of an Unavoidable Delay. Upon request by Tenant, which request shall not be made more frequently than on a quarterly basis, Landlord shall provide Tenant with a written statement setting forth all Unavoidable Delays through the date of such statement. In the event of any dispute between Landlord and Tenant as to whether or not Landlord or Tenant is in default hereunder, such dispute shall be determined by arbitration in accordance with the provisions of Article
29. Except as expressly provided in this Paragraph 13, nothing herein contained shall be construed to grant Tenant the right, license or privilege to make or perform any Base Building Improvements, except with Landlord's prior written consent detailing such right, license or privilege. Tenant acknowledges that the Base Building Improvements which it anticipates shall be proposed in the Design Notice will necessitate extensive electrical and HVAC alterations throughout the Building, as well as cessation of operations of one or more elevators from time to time and for an indeterminate period; provided, however, that Tenant shall receive prior written notice of such cessation of operations, offering good faith estimates of the duration thereof and further providing that Landlord shall work diligently and use diligent efforts (including the reasonable use of overtime consistent with the Budget) to interfere as little as possible with Tenant's use of, and access to, the Premises. At any time during the renovation period and after substantial completion of the Base Building Improvements, Land-lord may enter, where necessary, the Premises to complete, with reasonable diligence, unfinished details of the Base Building Improvements. With respect to any building systems (including elevators) that exclusively serve the Premises, Landlord convenants, at Tenant's request, to make a good faith effort to schedule or reschedule such interruption to a reasonably acceptable date after the date proposed by Landlord and to conduct all scheduled suspensions of services (including for routine maintenance, system upgrades, etc.) initiated by Landlord outside of normal business hours. Cessation of, or interference with, electrical or HVAC service (except with respect to the change-over to the new electric and HVAC systems, which events shall occur during non-business hours), or the cessation of operations of the elevators, or entry by Landlord, its agents, servants, employees, contractors or other construction consultants in the Premises for such purpose in substantial compliance with the provisions hereof shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent or relieve Tenant of any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business or otherwise. Landlord hereby agrees to use best efforts to establish commercially reasonable schedules for all of the aforementioned operations to minimize the interference with Tenant's business operations. Notwithstanding the foregoing, nothing herein contained shall be construed to obligate Landlord to take any action or fail to take any action which would constitute a breach of any of its obligations to any other tenants or subtenants occupying the Building during the renovation period (as such obligations exist on the date hereof). Landlord represents and warrants that it has no knowledge of any obligations to any tenant which would prohibit the undertaking and completion of the Renovation Project.

            (m) Prior to commencement of the Base Building Improvements, Landlord shall furnish to Tenant duplicate certificates of worker's compensation (covering all persons to be employed by Landlord, and Landlord's contractors and subcontractors in connection with the Base Building Improvements) and comprehensive public liability (including property damage coverage) insurance and such other insurance in form, with such companies, for such periods and in such amounts as are commercially reasonable for a project of scope of the Renovation Project, naming Tenant as an additional insured.

            (n) If Landlord, upon written notice by Tenant, fails diligently and in good faith to undertake, fulfill and perform any material obligation under this Agreement exclusively with respect to the Renovation Project within twenty
(20) business days after such written request (or, in the case of an emergency which threatens the health or safety of people or material damage to property, reasonably promptly under the circumstances; or, in the case of matters affecting the access to, or use of, the Premises in such a manner as would constitute a constructive eviction, within five (5) days after such written request), Tenant may perform or have the work performed to provide the services specified in such request, to the extent the request is consistent with the Retrofit Report, the Plans or the Budget, as the case may be, and charge the reasonable expense thereof to Landlord. Bills for the same shall be paid by Landlord within ten (10) days after being submitted, and if not so paid, Tenant may offset the amounts against any fixed rent or additional rent then due and/or becoming due thereafter unless Landlord has disputed the need for such performance by Tenant or the cost thereof, in which event there shall be no right of offset until the matter has been determined by a single arbitrator under the Expedited Procedures provisions of the Commercial Arbitration Rules of the AAA (the "AAA Rules") (presently Sections 53 through 57 of the AAA Rules and, to the extent applicable, Section 19 thereof); provided, however, that with respect to any such arbitration: (i) the list of arbitrators referred to in Rule 54 shall be returned within ten (10) business days from the date of mailing;
(ii) the parties shall notify the AAA, by telephone, within four (4) business days of any objections to the arbitrator appointed and will have no right to object if the arbitrator so appointed was on the list submitted by the AAA and was not objected to in accordance with the Rule 54; (iii) the Notice of Hearing referred to in Rule 55 shall be four (4) business days in advance of the hearing; and (iv) the hearing shall be held within seven (7) business days after the appointment of the arbitrator.

            14. Subject to adjustment pursuant to Section 39.01 of the Lease, for the period commencing on July 1, 2000 and expiring on June 30, 2005, notwithstanding any provision of Article I of this Lease to the contrary, the fixed rent reserved under this Lease for the Premises shall be, by reason of such extension of the term of the Lease in the First Renewal Period, the sum of FIFTEEN MILLION NINE HUNDRED FIFTY-TWO THOUSAND SEVEN HUNDRED SIXTY and 00/100 ($15,952,760.00) DOLLARS per annum. For the period commencing on July 1, 2005 and expiring on June 30, 2010, the fixed rent reserved under this Lease for the Premises shall be, by reason of such extension of the term of the Lease, the sum of EIGHTEEN MILLION SEVEN HUNDRED FIFTY THOUSAND ONE HUNDRED SIXTY-FOUR and 00/100 ($18,750,164.00) DOLLARS per annum. In all instances, such rent shall be payable during the New Lease Term in equal monthly installments in advance on the first day of each month and every calendar month during such term, plus such additional rent and other charges as shall become due and payable hereunder, which additional rent and other charges shall be payable as provided in this Lease, all to be paid to Landlord at its office, or such other place as Landlord may designate.

            15. (a) Effective on the New Lease Term Commencement Date and during the remaining term of the Lease, Section 35.01 shall be deemed modified by deleting the figure "two hundred thousand (200,000) square feet" and substituting the figure "three hundred fifty thousand (350,000) square feet" in its place and stead.

            (b) Effective as of the date hereof and for the remainder of the Lease, the Lease is hereby modified by the addition of Section 35.06, as follows:

            "Section 35.06. In the event that Tenant and its subsidiaries, affiliates and parent lease either (i) at least two hundred thousand (200,000) square feet of rentable square feet in the Building and which premises shall be Tenant's national or international headquarters, or (ii) at least the same as, or more, rentable square feet in the Building (under square footage calculations in effect with respect to this Lease on the date of execution of the Second Supplemental Agreement) than any other tenant in the Building (all of conditions
(i) and (ii) collectively, the "Signage Conditions"), Landlord shall keep in place and maintain, at Landlord's expense (provided that Tenant shall be responsible for any repair), during the term of this lease, on a non-exclusive basis, Tenant's signs (or signage of comparable size, location and quality) currently in place on the facade of the Building (on the north and south sides of the Park Avenue entrance) on the date hereof. Provided the Signage Conditions shall have been met, the signage of no other tenant shall appear above Tenant's signage or be of a larger size. Tenant expressly agrees that the privileges of this Section 35.06 are granted by Landlord to Tenant and to its Related Entity exclusively, and no other assignee or subtenant, or further assignee or subtenant thereof, shall have the right to claim benefit of the privileges in this Section contained."

            16. (a) Landlord has advised Tenant that Landlord expects to seek construction loan financing (the "Loan") sufficient to cover (i) the undertaking of the Improvements Sum, (ii) the Project Management Cost and (iii) the Costs of Financing (as hereinafter defined). Landlord has advised Tenant that simultaneously with securing the Loan, Landlord shall endeavor to obtain a commitment for the refinancing of an existing loan on the Building and for the costs of Tenant improvements proposed for the balance of the Building not leased to Tenant (the "Additional Loan"). Landlord reserves the exclusive right to solicit and select suitable financing arrangements for the Loan, on terms and conditions and from a source (or sources) satisfactory to Landlord provided that the Loan will be (X) an arm's-length transaction, with an institutional lender on conventional terms in the marketplace for loans of the type and nature of the Loan as contemplated hereunder, (y) self-liquidating over a term of maturity equivalent to the remainder of the term of the Lease, and (z) with respect to the aggregate of the Loan and the Additional Loan, in the aggregate will not exceed 50% of the value of the Building. The Loan will be obtained in an amount sufficient to cover (1) the Improvements Sum, (2) the Project Management Cost;
(3) any and all costs directly related to obtaining or facilitating the Loan, including lender's due diligence costs and expenses; commitment or other origination fees; closing and/or recording charges, mortgage taxes and fees, if any; title insurance and related charges, if any, and reasonable counsel fees and disbursements of the lender and Landlord related to the Loan, and (4) the interest-carry cost in the period starting from the first draw down which relates to the Base Building Improvements (including the drawdown for fees to be paid in connection with the Loan) through the Date of Substantial Completion (less any period for which Landlord has caused a delay which is not permitted hereunder as an Unavoidable Delay) (all of the items described in clause (3) and

(4), collectively, the "Costs of Financing"). In no event shall Tenant be required to reimburse Landlord for any of its "out-of-pocket" or other expenses related to the financing other than on an amortized basis pursuant to Section 16.(b). Landlord shall be responsible for, and shall indemnify and hold Tenant harmless from, the payment of (i) the principal and interest of all amounts in excess of the aggregate of the Improvements Sum, the Project Management Cost and the Costs of Financing, as such amounts are certified, to the best of their knowledge, by Landlord and the Renovation Project's architect (as set forth in Section 16(b) hereof), and (ii) any amounts financed by Landlord including, without limitation, the Additional Loan, in excess of the Loan, (iii) all costs directly related to, and the allocable share of all general costs related to, the financing of such excess amounts and (iv) any incremental cost to any of the foregoing resulting from the financing of such excess amounts. Landlord agrees to deliver to Tenant copies of all term sheets, commitments and proposed documentation from prospective financing sources promptly upon Landlord's receipt of same. Landlord covenants to permit Tenant a reasonable opportunity to review the terms of such financing prior to execution of a commitment letter. Landlord agrees to deliver to Tenant a true and complete copy of all major documentation evidencing the Loan promptly after closing, together with reasonable substantiation of all Costs of Financing.

            (b) Effective on the Date of Substantial Completion of the Base Building Improvements and for the remainder of the period commencing on that date and expiring on the Term Expiration Date, Tenant agrees to pay in full, as additional rent hereunder, together with Tenant's monthly installment of fixed rent (accompanied by the lender's payment notices issued to Landlord), the monthly installments of principal indebtedness due and payable under the Loan, together with interest accrued thereon (collectively, the "Tenant's Loan Payment"), on an amortization schedule sufficient to repay the principal indebtedness on the Loan on the date immediately preceding June 30, 2010. Within ten (10) Business Days after the Date of Substantial Completion, Landlord and the Renovation Project's architect shall certify, to their best knowledge, to Tenant the actual amounts incurred as the Improvements Sum (exclusive of any costs as to which Landlord or Tenant are unilaterally obligated to pay for in accordance with the provisions hereof), the Project Management Cost and the Costs of Financing. In the event the final installment of the Tenant's Loan Payment shall be due and payable on a date other than the Term Expiration Date, such payment shall be prorated for the period commencing on the immediately preceding payment date and expiring on the Term Expiration Date.

            (c) Effective on the New Lease Commencement Date and expiring on June 30, 2010, Tenant agrees to pay, as additional rent hereunder, together with Tenant's monthly installment of fixed rent (accompanied by such lender's payment notices as described in the immediately preceding paragraph) the Tenant Share (hereinafter defined) of Landlord's total monthly payments of principal and interest (and penalties, if any shall be incurred by Landlord due to Tenant's failure timely to make any prior Tenant's Loan Payment to Landlord), due and payable on the Loan. For purposes of this paragraph, the term "Tenant Share" shall be deemed to mean the percentage which is the quotient of the division of
(x) the rentable square footage of the Premises as of the New Lease Commencement Date by (x) 717,370.

            In addition to the foregoing, Tenant also agrees to pay to Landlord, to the extent not included in the Tenant Share of Landlord's monthly payment, a sum (the "Accrued Interest") equal to the amount of interest accrued and unpaid on the Loan for the period commencing on the first draw down relating to the Base Building Improvements through the Date of Substantial Completion (less any period for which Landlord has caused a delay which is not permitted hereunder as an Unavoidable Delay). The Accrued Interest shall be paid to Landlord, in equal monthly installments together with Tenant's monthly installment of Fixed Rent each month following completion of construction and in each month thereafter until paid in full, on an amortization schedule sufficient to repay the Accrued Interest on June 30, 2010.

            (d) Landlord and Tenant agree mutually to cooperate to confirm in writing dates of payment and the calculation of payments of the Tenant Share and installment payments of Accrued Interest as these dates and amounts shall be determinable following the closing of the Loan, the completion of Base Building Improvements and the final documentation of calculation of the Accrued Sum, as the case may be.

            17.   Effective as of the New Lease Commencement
Date and for the remainder of the term of the Lease:

            (a) Exhibit G, "Building Square Footage", is deemed deleted, and Exhibit G-1, "Revised Building Square Footage," attached hereto, shall be substituted in its place and stead, and any references in the Lease to "Exhibit G" shall hereafter be deemed to refer to "Exhibit G-1."

            (b) Section 26.01.B. is deemed deleted and the following shall be substituted in its place and stead:

            "B. Subject to adjustment pursuant to Section 39.01 of the Lease, for purposes of this Lease, the Premises shall be deemed to be 604,844 rentable square feet, and the Building above grade shall be deemed to be 717,370 rentable square feet, per Exhibit G-1, and Tenant's Proportionate Share shall be deemed to be 84.314% for the Premises. Such calculations have been agreed to by the parties and shall be binding on the parties hereto."

            (c) Section 26.02(c) shall be deemed modified by the addition of the phrase "(including Tenant's Proportionate Share of the Base Building Improvements") following the phrase "made for Tenant" in the penultimate line of such section.

            18. Effective as of the New Lease Commencement Date and for the remainder of the term of the Lease, (a) current Sections 26.04 through 26.08 shall be deleted from the Lease, and Sections 26.04 through 26.08 from the original form of Lease dated August 15, 1978, between Landlord and Tenant ("Reinstated Escalation Rent Clause") shall be reinstated in their place and stead, provided that the term "Base Year" shall be deemed to be amended to be the calendar year 1994.

            (b) In connection with the reinstatement of the Reinstated Escalation Rent Clause, Landlord agrees to grant Tenant reasonable access to Landlord's books and records for the purpose of verifying Operating Expenses incurred by Landlord, and to have and make copies of any and all bills and vouchers relating thereto, subject to reimbursement by Tenant, pertaining to the period from January 1, 1994 through the New Lease Commencement Date.

            (c) Notwithstanding anything to the contrary provided herein, Operating Expenses, as calculated for the Base Year and for each Operational Year, shall exclude (i) Landlord's Electric Factor, (ii) any costs for, or in connection with, the furnishing of electricity to common areas of the Building, and (iii) any costs for, or in connection with, the furnishing of services provided by the cleaning contractor.

            (d) In all events whether or not Tenant shall elect to assume certain services provided by the cleaning contractor pursuant to Section 17.02, Tenant shall continue to be obligated to pay for window cleaning services and the Tenant's Proportionate Share of common area charges for such services which shall be charged separately from other Operating Expenses, provided that Tenant shall not pay more for such common area and window cleaning services than if Tenant were to pay the Tenant's Proportionate Share of such charges as an Operating Expense. Landlord shall charge for such services and Tenant shall pay the Tenant's Proportionate Share of expenses for such services in accordance with the provisions of Article 26.

            19. Effective as of the New Lease Commencement Date and for the remainder of the term of the Lease, the term "Base Tax" shall be modified so as to be deemed to mean the Taxes for the Tax Year commencing on July 1, 1994 and ending on June 30, 1995.

            20. This Second Supplemental Agreement is subject to (a) the receipt by Landlord of the approval for this Agreement and (b) the receipt by Tenant of a Lender Non-Disturbance Agreement on the Lender's standard form and on terms and conditions typically offered by such Lender in similar commercial transactions and on terms and conditions substantially in accordance with applicable provisions of the Lease, in each instance from the holder of the current first mortgage covering the Building (the "Lender"). Landlord covenants promptly to submit this Second Supplemental Agreement for its mortgagee's approval and to request a Lender Non-Disturbance Agreement from such mortgagee and to cooperate with its mortgagee in responding to reasonable requests for information with respect hereto. Landlord shall give prompt notice to Tenant of its receipt of any such approval or disapproval, as the case may be. If such approval is not obtained or is denied within thirty (30) days after the date hereof, or if the Lender Non-Disturbance Agreement shall not be received by Tenant within sixty (60) days after the date hereof, then upon five (5) days written notice from Tenant, this Second Supplemental Agreement shall be void and without any force or effect.

            21. This Second Supplemental Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Second Supplemental Agreement to be drafted.

            22. This Second Supplemental Agreement is executed by The Bank of New York (successor to Irving Trust Company), Trustee under the Will of Harold
D. Uris, Deceased, not personally but solely as Trustee, as aforesaid, in the exercise of the power and authority conferred upon and vested in it as such Trustee. All the terms, provisions, stipulations, covenants and conditions to be performed by The Bank of New York (successor to Irving Trust Company) are undertaken by it solely as Trustee as aforesaid, and not individually and all statements herein made are made on information and belief and are to be construed accordingly, and no personal liability shall be asserted or be enforceable against The Bank of New York (successor to Irving Trust Company) by reason of any of the terms, provisions, stipulations, covenants and/or statements contained in this Second Supplemental Agreement.

            23. Except as modified hereby, the terms and provisions of the Lease are ratified and confirmed.

            IN WITNESS WHEREOF, the parties hereto have executed this Second Supplemental Agreement as of this 15th day of March, 1995 to be effective as of the day and year first above written.



                                                THE BANK OF NEW YORK,
                                                Trustee under the Last Will and
                                                Testament of Harold D. Uris,
                                                Deceased, for the benefit of
                                                Ruth Uris, Landlord:

WITNESS:
/s/ Arthur J. Mahon
-----------------------                         BY: /s/Roy A. Weydig
                                                    -----------------------
                                                    ROY A. WEYDIG
                                                    Vice President

                                                COLGATE-PALMOLIVE COMPANY,
                                                Tenant
WITNESS:
/s/ Mark Brooks
-----------------------                         BY: /s/John J. Huston, Jr.
                                                    -----------------------
                                                    JOHN J. HUSTON, JR.
                                                    Vice President, Real Estate
                                                    Development